UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

For Registration Of Certain Classes Of Securities

Pursuant To Section 12 (b) Or 12 (g) Of The

Securities Exchange Act of 1934

AVANEX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	94-3285348
(State of Incorporation or Organization)	(IRS Employer Identification No.)

40919 Encyclopedia Circle, Fremont, California	94538
(Address of principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of Each Class to be so Registered	Name and Exchange on which Each Class is to be registered
NONE	NONE

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(c), please check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

AMENDMENT NO. 3 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on August 24, 2001, as amended on March 28, 2002 and May 30, 2003, related to our Preferred Stock Rights Agreement, as set forth below.

Item 1.	Description of Company’s Securities to be Registered

On May 16, 2005, Avanex Corporation (the “Company”) and Equiserve Trust Company, N.A. (the “Rights Agent”) executed an amendment (the “Amendment”) to the Preferred Stock Rights Agreement dated as of July 26, 2001, as amended on March 18, 2002 and May 12, 2003, between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights.

On May 16, 2005, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the investors named therein (the “Investors”) pursuant to which, among other things, the Company would issue to the Investors notes convertible into Common Stock of the Company and warrants to purchase Common Stock of the Company. In connection with the Purchase Agreement and other related transactions contemplated thereunder, the Amendment excludes the Investors and any of the respective Affiliates or Associates of the Investors from the definition of an Acquiring Person for the purposes of the Rights Agreement. In addition, the Amendment provides that if the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination.

The Amendment to the Rights Agreement, specifying the terms of the Rights, is attached hereto as Exhibit 4.4, and the Rights Agreement, including the form of the Rights Certificate, and the subsequent amendment are incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

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Item 2.	Exhibits

4.1	Preferred Stock Rights Agreement, dated as of July 26, 2001, between Avanex Corporation and the Equiserve Trust Company, N.A. (1)

4.2	First Amendment to the Preferred Stock Rights Agreement, dated as of March 18, 2002, between Avanex Corporation and Equiserve Trust Company, N.A. (2)

4.3	Second Amendment to the Preferred Stock Rights Agreement, dated as of May 12, 2003 between Avanex Corporation and EquiServe Trust Company, N.A. (3)

4.4	Third Amendment to the Preferred Stock Rights Agreement, dated as of May 16, 2005 between Avanex Corporation and EquiServe Trust Company, N.A.

(1)	Incorporated herein by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 24, 2001.

(2)	Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on March 28, 2002.

(3)	Incorporated herein by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on May 30, 2003.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AVANEX CORPORATION

By:	/s/ W. BRIAN KINARD
Name:	W. Brian Kinard
Title:	Vice President, General Counsel

Dated: May 25, 2005

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